Exhibit 99.1

PRESS RELEASE

For information contact:

Jim Storey

Director, Investor Relations

704-973-7107

HORIZON LINES CLOSES ON $25.0 MILLION BRIDGE LOAN AFTER AMENDING

SENIOR CREDIT FACILITY AGREEMENT TO FACILITATE BRIDGE LOAN

Company Makes $7.0 Million Semi-Annual Interest Payment on 4.25%

Convertible Notes within Grace Period

Refinancing of Company’s Capital Structure on Schedule

CHARLOTTE, NC, September 14, 2011 – Horizon Lines, Inc. (NYSE: HRZ) today announced that it has closed on a bridge loan facility of up to $25.0 million from certain of its 4.25% convertible note holders, as part of the comprehensive refinancing agreement between the company and its note holders announced late last month.

The company also reached an agreement with its existing bank group to amend its current credit facility to accommodate the bridge loan.

The company also has made the $7.0 million semi-annual interest payment on its existing $330.0 million of 4.25% convertible notes. The interest payment was originally due on August 15, 2011, but the company elected to make the payment within the 30-day grace period.

“We very much appreciate the support of both our note holders and lender group as we proceed with a transaction that will culminate in the comprehensive refinancing of the company’s capital structure,” said Michael T. Avara, Executive Vice President and Chief Financial Officer. “Our refinancing remains on schedule and the new bridge loan, when combined with existing revolver availability, provides us with more than $35 million of liquidity to bridge the company to the closing of the refinancing.”

At the closing of the refinancing of the company’s capital structure, the $25.0 million amount of the bridge loan will be exchanged for a like principal amount of debt that will be included in the $100.0 million of new second-lien 13%-to-15% secured notes to be issued as part of the refinancing.

A copy of the amendment to the existing credit agreement and the bridge loan agreement will be included as an exhibit to a current report on Form 8-K to be filed with the SEC.

Horizon Lines News Release	Page 2 of 2

About Horizon Lines

Horizon Lines, Inc., is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia, and Puerto Rico. The company provides express trans-Pacific service between the U.S. West Coast and the ports of Ningbo and Shanghai in China, manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “will,” “intend,” “expect,” “would,” “could,” “must,” “may,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: the ability of the parties to agree on the final terms of the refinancing; our ability to close on the refinancing; our ability to satisfy other conditions of the refinancing, including satisfaction of any remaining diligence requests; the ability of the investors to fund the refinancing; general conditions in the capital markets; general economic conditions; our ability to maintain adequate liquidity to operate our business; volatility in fuel prices and in freight rates; decreases in shipping volumes; our ability to remain Jones Act compliant because of changes in ownership; or our ability to continue as a going concern.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. Forward looking statements contained in this press release are made only as of the date of this release, and we undertake no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on March 28, 2011, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

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